Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

ParkOhio Announces Agreement to Acquire Fluid Routing Solutions

CLEVELAND, OHIO, March 5, 2012 – Park-Ohio Industries, Inc., a subsidiary of Park-Ohio Holdings Corp. (NASDAQ:PKOH), today announced that it has entered into an agreement to acquire Fluid Routing Solutions Inc. (“FRS”), a leading manufacturer of industrial hose products and fuel filler and hydraulic fluid assemblies, in an all cash transaction valued at $97.5 million.

FRS products include fuel filler, hydraulic, and thermoplastic assemblies and several forms of manufactured hose including bulk and formed fuel, power steering, transmission oil cooling, hydraulic, and thermoplastic hose. FRS sells to automotive and industrial customers throughout North America, Europe, and Asia. FRS has five production facilities located in Florida, Michigan, Ohio, Tennessee, and the Czech Republic.

With over 950 employees, FRS achieved revenues of approximately $190 million, for the trailing twelve months ended January 31, 2012. The transaction will be immediately accretive to earnings.

“We are pleased to add the FRS team to our ParkOhio family. FRS’ broad capabilities in the fuel and hydraulic hose markets will allow our Supply Technologies business to expand its product offerings to existing and new industrial customers worldwide. Additionally, the FRS leadership position in fuel filler assemblies will complement and augment our relationship with key OEM and aftermarket automotive customers,” said Edward F. Crawford, Chairman and Chief Executive Officer of Park-Ohio Industries.

The transaction is expected to close by March 30, 2012 subject to a number of customary conditions, including the expiration of waiting periods and the receipt of approvals under Hart-Scott-Rodino Antitrust Improvements Act.

A conference call reviewing ParkOhio’s fourth quarter results and discussing the proposed acquisition will be broadcast live over the Internet on Tuesday, March 6, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.

ParkOhio is a leading provider of supply chain logistics services and a manufacturer of highly engineered products. Headquartered in Cleveland, Ohio, the Company operates 31 manufacturing sites and 44 supply chain logistics facilities.

This news release contains forward-looking statements, including statements regarding future performance of the Company that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

Among the key factors that could cause actual results to differ materially from expectations are: the ability to successfully close the acquisition in the expected timeframe or at all; the ability to successfully integrate FRS and achieve the expected results of the acquisition; the ability to retain FRS’ management team and FRS’ relationships with customers and suppliers; the cyclical nature of the vehicular industry; timing of cost reductions; labor availability and stability; changes in economic and industry conditions; adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities; the financial condition of the Company’s customers and suppliers, including the impact of any bankruptcies; the Company’s ability to successfully integrate the operations of acquired companies; the uncertainties of environmental, litigation or corporate contingencies; and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

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